ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective September 30, 2011, by and between REDPOINT BIO CORPORATION, a Delaware corporation with its principal executive offices at 7 Graphics Drive, Ewing, New Jersey 08628 (“Seller”), and OPERTECH BIO, INC., a Delaware corporation with its principal executive offices at Korman Research Pavilion, Albert Einstein Healthcare Network, 5501 Old York Road, Philadelphia, PA 19141-3018 (“Buyer”).

Seller and Buyer, in consideration of the mutual agreements and covenants contained herein and subject to the satisfaction of the conditions and occurrence of the contingencies as identified and set forth herein, and intending to be legally bound hereby, make the following representations and warranties, give the following covenants, and agree to the purchase and sale of the assets relating to the Seller’s novel strategy to identify substances that may be effective as taste modulators, including Microtiter Operant Gustometer (MOG) technology (the “Technology”), generally, and more specifically as follows:

Section 1

Purchase of Assets

1.1	Subject to the terms and conditions set forth in this Agreement and on the basis of and reliance upon the warranties, representations, and covenants set forth herein, the Seller agrees to sell, assign, and transfer to the Buyer, and the Buyer agrees to purchase, at the time of Closing, all of the assets, properties, interest, and rights of the Seller in the Technology (the “Assets”). In addition, and without limiting the foregoing, the Seller agrees to sell, assign, and transfer to the Buyer, and the Buyer agrees to purchase the following:

a)	Intellectual Property, consisting of:

i)	Two (2) U.S. patent applications (11/275,059, 12/071,151 and related foreign patent filings/application and all related technology);

ii)	Trade Mark: “We make sense of taste” and all related rights;

iii)	All know-how and trade secrets relating solely to the Technology; and

iv)	All other intellectual property relating solely to the Technology;

b)	Contracts, and all related rights and any work in progress, with:

i)	Merisant (excluding the $25,000 deposit received by the Seller from Merisant); and

ii)	Medisyn Technologies (excluding the $50,000 deposit received by the Seller from Medisyn);

c)	Customer prospects and related lists, telephone numbers and contacts (and related business development and marketing materials) relating to the Technology;

d)	Office tenancy at Korman Research Pavillion/Albert Einstein in Philadelphia, including related office telephone numbers;

e)	Equipment, consisting of:

i)	9 MOGs;
ii)	4 mouse operant chambers;
iii)	1 Matrix PlateMate 2x3;
iv)	1 Sartorius balance;
v)	6 computers, together with all software and data residing thereon (consisting of 2 laptops and 4 desktop work stations);
vi)	1 HP color laser jet printer;
vii)	1 HP printer/fax/scanner/copier;
viii)	4 steel shelving racks;
ix)	2 stainless steel procedure tables; and
x)	3 Servers, together with all software and data residing thereon, including Oracle database server (See Section 8.9 below);

f)	Cheminformatics assets, consisting of:

i)	Database for sweet and unami compounds and related files, documents, notebooks and other information resulting from cheminformatics searches performed by the Seller prior to the Closing; and

ii)	Software, scripts and protocols used to perform cheminformatics operations;

g)	Compounds, consisting of:

(1)	GRAS-like library, consisting of ~9,000 compounds;
(2)	Natural product library, comprised of compounds from IBS and Analyticon, consisting of ~400 compounds;

h)	Any inventory of supplies relating solely to the Technology;

i)	Documents, files and records containing technical support and other information relating to the operation of the Technology;

j)	All other properties (tangible and intangible), assets and information necessary or used solely to conduct the Technology.

1.2	The following assets, among others, of the Seller and the Business shall be excluded from this Agreement, and shall not be assigned or transferred to Buyer:

a)	Redpoint Bio screening library (~230K compounds including Blanca, Preswick, and LifeChem libraries);
b)	Redpoint Bio files not relating solely to the Assets or Assumed Liabilities;
c)	Synthesized compounds from TRPM5 lead optimization (~1,500 compounds);
d)	2 large glass-front lab cabinets;
e)	Laboratory glassware; and
f)	1 vacuum pump.

Section 2

Liabilities

2.1	As of Closing, except as set forth in Section 2.2, Buyer does not and shall not assume or be responsible for any liabilities, debts, or other obligations of the Seller.

2.2	As additional consideration for the purchase of the Assets, Buyer shall assume only the following specified liabilities (the “Assumed Liabilities”):

a)	Office lease obligations (month to month) at Korman Research Pavillion/Albert Einstein in Philadelphia from and after the date of the Closing;

b)	Performance obligations specified in the contracts with Merisant and Medisyn Technologies relating to the Assets arising after the Closing; and

c)	Liabilities and obligations arising in connection with the use of the Assets by Buyer after the Closing.

2.3	Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Buyer nor any of its affiliates is assuming any liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses or assets) of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary and without limiting the generality of the term “Excluded Liabilities”, the Excluded Liabilities shall include:

a)	all liabilities and obligations of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for taxes or other charges;

b)	all liabilities and obligations relating to employee benefits or compensation arrangements in relation to Seller or its business, whether relating or attributable to, or arising during, the period before or after Closing, including all liabilities or obligations under any employee benefit agreements, retention, severance or other plans or other arrangements;

c)	all liabilities and obligations arising from any action relating to Seller, its business or the Assets pending before any tribunal, arbitrator or governmental authority;

d)	all liabilities and obligations relating to or arising from any presently or formerly owned, operated or leased asset, property or business of Seller that is not an Asset being acquired by Buyer pursuant to this Agreement, whether relating or attributable to, or arising during, the period before or after Closing; and

e)	all liabilities and obligations relating or attributable to, or arising during, the operation of the Seller’s business and any owned, leased or operated Asset prior to Closing, including in relation to any contract (including any assumed Contract), agreement, lease, license, commitment, sales or purchase order or other instrument.

Section 3

Purchase Price

3.1	Purchase Price.

a)	The purchase price payable by Buyer to Seller shall be the sum of TWENTY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($27,500.00) (the “Closing Payment”) paid by check or wire transfer of immediately available funds at the Closing.

b)	If, during the one (1) year following the Closing, Buyer is sold, or the Buyer sells substantially all of the Technology, to an independent third party for proceeds greater than an amount equal to the sum of (i) the Closing Payment; plus (ii) all capital invested in Buyer by its stockholders as of the date of such sale (the “Invested Capital”), then Buyer shall, within ten (10) days following the completion of such sale transaction, pay to Seller as additional purchase price for the Assets an amount equal to ten percent (10%) of the net proceeds from such sale transaction (with “net proceeds” defined for this purpose as gross proceeds received by the Buyer for a sale of assets or its stockholders for a sale of stock, less all transaction expenses, taxes and the Invested Capital). If no such sale transaction has occurred within such one (1) year period, Buyer shall have no obligations to Seller under this Section.

3.2	Transfer Taxes. Seller shall be liable for and shall pay all applicable federal, state and local taxes and other like charges properly payable on and in connection with the conveyance and transfer of the Assets to Buyer. Buyer will do and cause to be done such things as are reasonably requested to enable Seller to comply with such obligation in an efficient manner.

3.3	Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Assets. Seller covenants and agrees to indemnify and save harmless Buyer from and against any and all losses, liability, cost and expense (including reasonable attorney's fees) arising out of noncompliance with such bulk transfers laws.

Section 4

Closing

4.1	The closing (the “Closing”) will take place on September 30, 2011 at the offices of the Buyer at a date and time as mutually agreed upon by Buyer and Seller. The Seller agrees to execute any and all documents necessary to effectuate the terms of this Agreement. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable law, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in this Agreement are satisfied, insofar as such matters are within the control of such party. Title to the Assets shall pass from Seller to Buyer upon the Closing.

4.2	Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the Closing Payment.

4.3	Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)	An executed Bill of Sale, in substantially the form attached hereto as Exhibit A (the “Bill of Sale”);

(b)	Physical possession of the offices at Korman Research Pavillion/Albert Einstein in Philadelphia; and

(c)	Copies of each assumed contract, and physical possession of any tangible Assets, together with such other instruments as may be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Assets.

Section 5

Representations and Warranties

5.1	Seller represents and warrants to Buyer as Follows:

a)	Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own the Assets, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.

b)	Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable in accordance with its terms.

c)	The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Seller, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller or the Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller or the Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or any of the Assets is bound or (v) result in the creation or imposition of any lien or other encumbrance upon the Assets, which violation, conflict, breach, default, acceleration or lien or other encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Assets or prevent or delay the consummation of the transactions contemplated by this Agreement.

d)	Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Assets free and clear of all liens or other encumbrances, and has the power and right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Assets. There are no adverse claims of ownership to the Assets. No Person has asserted a claim of ownership or right of possession or use in or to any of the Assets. At the Closing, Seller will transfer to Buyer, good and marketable title to, or valid contract rights to, as applicable, all of the Assets, free and clear of all liens or other encumbrances.

e)	Seller has timely paid all taxes and other charges that will have been required to be paid by it in respect of its business and the Assets, the non-payment of which would result in a lien or other encumbrance on any Asset, would otherwise adversely affect the Assets or would result in Buyer becoming liable or responsible for such taxes and other charges.

f)	Except for pending litigation involving the Seller’s landlord with respect to its former New Jersey headquarters office, there are no writs, injunctions, decrees, orders or judgments outstanding against Seller and no written notice, notification, demand, request for information, citation, summons or order has been received by Seller, no written complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending, or to Seller’s knowledge, threatened by any governmental authority or other person involving any of Seller, any current or former subsidiary of Seller or the current or past activities, operations, real property or assets of Seller or any current or former subsidiary of Seller and relating to or arising out of any environmental law or hazardous substance against Seller, (i) which remains unresolved; and (iii) alleges or is with respect to a violation of any applicable environmental law.

g)	Until the time of closing, Seller will use commercially reasonable efforts to preserve and maintain the course and shall not enter into any contract or transaction with third parties not in the ordinary course of business, and not without the written consent of Buyer.

h)	Seller has not incurred any liability for broker’s, finder’s, agent’s fees or commissions and/or similar forms of compensation in connection with this Agreement or the transactions contemplated by it.

i)	All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course consistent with past practice and conform in all material respects to all applicable laws and regulations relating to their construction, use and operation.

j)	As to all intellectual property constituting part of the Assets, Seller has delivered or made available to Buyer correct and complete copies of all documentation related thereto. To the knowledge of Seller, use by Seller of such intellectual property does not infringe any rights of any third party and no activity of any third party infringes upon the rights of Seller with respect to any of such intellectual property. Seller has not granted to any person any interest in such intellectual property by license, sublicense, contract, assignment, or otherwise.

k)	There is no action pending, or to Seller’s knowledge, threatened before any tribunal or other governmental authority, and there is no claim, investigation or administrative action of any governmental authority pending, or to Seller’s knowledge, threatened, that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Seller or the Assets.

l)	Other that this Agreement, there are no pending contracts or agreements for the sale or purchase of the Assets.

5.2	Buyer’s Representations. Buyer represents, warrants and covenants to Seller as follows:

a)	Buyer is a limited liability company duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and has the power and authority to enter into this Agreement and to carry out and perform its obligations;

b)	This Agreement has been duly authorized, executed and delivered by, and is enforceable against Buyer; and

c)	There are no claims, actions, suits, litigation, labor disputes, arbitrations, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement.

5.3	Seller’s and Buyer’s warranties and representations will survive the closing for a period of three (3) months.

Section 6

Conditions and Contingencies to Buyer’s obligations

6.1	The obligations of the Buyer are specifically subject to the following conditions and contingencies, all of which must occur and/or be satisfied as of the closing:

a)	There shall have been no breach by Seller in the performance of any of its covenants herein, and each of the representations and warranties of the Seller contained or referred to in this Agreement shall be true and correct in all material respects as of the Closing;

b)	The properties and assets of Seller shall not have been damaged or impaired, so as to impair in any materially adverse respect the ability of Buyer to continue the use of the Assets in the ordinary course;

c)	Seller shall make available to Buyer, and Buyer shall have the right to review and inspect to its satisfaction, any and all financial information relative to the Seller and/or the Assets, any and all of Seller’s ownership, organizational or title documents relating to the Assets, and/or any of the Seller’s agreements or contracts with third parties.

d)	No applicable law or judicial or governmental order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement, and no action shall be pending or threatened by any governmental authority or other person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

e)	Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, certifying that all of the conditions set forth above have been satisfied; the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted, remain in full force and effect, and have not been amended, rescinded or modified; and Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

f)	Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than five (5) days prior to the Closing Date.

g)	Buyer shall have received such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 7

Employee Matters; Post-Closing Matters

8.1	Offer of Employment. Buyer shall offer employment on and as of the Closing Date, on an at-will basis, to Scott Horvitz, Kyle Palmer, Tulu Buber and Daniel Long (the “Employees”) in substantially similar jobs as were provided by Seller immediately prior to the Closing Date. Notwithstanding the foregoing, Buyer shall make available to Seller Scott Horvitz on a limited part time basis for certain close out activities, at mutually agreed compensation, pursuant to a consulting agreement between Seller and Scott Horvitz to be entered into on the Closing Date or within fifteen (15) days thereafter.

8.2	Transition of Employees. From and after the Closing Date, Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Buyer.

8.3	Other Employee Benefits. Seller agrees that, with respect to claims for workers' compensation and all claims under Seller's employee benefit programs by persons working for the Seller arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (i) its employment of the Employees, (ii) the termination by Seller of such employment of any such Employee and (iii) the provision of any employee benefits to such Employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by, Seller or any of its affiliates.

8.4	Covenant Not to Interfere. Both Seller and Buyer hereby covenant and agree that, unless this Agreement is terminated, for a period of five years after the Closing Date, they will not, whether for their own account or for the account of any other person, endeavor to entice away from the other party any person who is an employee of such party other than as contemplated by this Agreement.

8.5	Administrative Assistance by Seller. Except as otherwise agreed, Seller shall provide such accounting, data processing and other support services to Buyer as are reasonably required in connection with the transfer of the Assets to Buyer without cost to Buyer for a period of not more than 60 days following the Closing Date.

8.6	Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Buyer, execute, acknowledge and deliver to Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Buyer may reasonably request (i) to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Buyer and its attorneys, accountants and other representatives access, during normal business hours, to any books and records relating to the Assets that Seller may retain as may reasonably be required in connection with the preparation of financial information or tax returns of Buyer.

8.7	Confidentiality. From and after the Closing Date, Seller agrees to hold in strictest confidence, and not to use or to disclose to any person without written authorization of Buyer, all information pertaining to the Assets that is not generally available to the public, including research, plans, products, services, customer lists and customers, markets, developments, inventions, processes, marketing, finances or other business information.

8.8	Shared Data Processing Resources. From and after the Closing for a period of not more than one (1) year, Buyer shall permit Seller to continue to use, at no charge to Seller, an Oracle database server.

8.9	Storage of Assets Not Acquired. From and after the Closing for a period of not more than one (1) year, Buyer shall store certain assets of the Seller that are not included in the Assets being acquired by Buyer pursuant to this Agreement, at no charge to the Seller, consisting of:

a)	Redpoint Bio screening library (~230K compounds including Blanca, Preswick, and LifeChem libraries);
b)	Redpoint Bio files not relating to the Assets or Assumed Liabilities;
c)	Synthesized compounds from TRPM5 lead optimization (~1,500 compounds);
d)	2 large glass-front lab cabinets;
e)	Laboratory glassware; and
f)	1 vacuum pump.

Section 9

Miscellaneous Items

9.1	If a dispute arises, the prevailing party in any resulting litigation proceeding shall be entitled to an amount from the other party equal to the costs, expenses and fees incurred, including attorneys’ fees, by the prevailing party from such litigation.

9.2	This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

9.3	This agreement binds and benefits the successors and assignees of the parties.

9.4	All notices hereunder must be in writing. A notice may be delivered to a party at the address set forth above or to a new address that a party later designates in writing. Notice may be delivered in person, by certified mail, or by overnight courier.

9.5	This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the federal and state courts located within the Commonwealth of Pennsylvania for any action arising out of or relating to this Agreement and the transactions contemplated hereby. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of or relating to this Agreement or the transactions contemplated hereby in such, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action brought against it under this Agreement in any such court. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

9.6	The parties may sign several identical counterparts of this Agreement. Any fully signed counterpart shall be treated as an original.

9.7	This Agreement may be modified only by a writing signed by both parties.

9.8	If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

9.9	The parties shall each bear their own expenses, including legal fees, incurred in connection with this Agreement and the contemplated transactions.

9.10	Each of the parties hereto will duly comply with all applicable laws to complete validly the transactions provided for in this Agreement.

9.11	The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement. Seller will cooperate with Buyer, after the Closing Date, in the preparation of tax returns and any other required filings.

9.12	Neither of the parties shall issue nor permit any of its affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party.

IT IS SO AGREED BY AND BETWEEN THE BUYER AND SELLER:

SELLER: REDPOINT BIO CORPORATION

BY:	/s/ Scott Horvitz
Name:	Scott Horvitz
Title:	Chief Financial Officer

BUYER: OPERTECH BIO, INC.

By:	/s/ Irwin Scher
Irwin Scher, President

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that, REDPOINT BIO CORPORATION, a Delaware corporation (the “Seller”), in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by Opertech Bio, Inc., a Delaware corporation (the “Buyer”), and intending to be legally bound, hereby sells, conveys, delivers, assigns and transfers to the Buyer, pursuant to and in furtherance of the Asset Purchase Agreement dated as of September 30, 2011 (the “Agreement”) by and between the Seller and the Buyer all right, title and interest of the Seller in and to, among other items set forth in the Agreement, the assets listed in the Schedule A attached. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.

This Bill of Sale is being executed and delivered as a condition to the Agreement and is expressly hereby made subject to and shall have the benefits of the respective representations, warranties, covenants, terms, conditions, limitation and other provisions of the Agreement.

The Seller further covenants and agrees that it shall execute such other and further instruments and documents as the Buyer may reasonably request to carry into effect or to evidence further the transfer of the Assets of the Seller to the Buyer.

TO HAVE AND TO HOLD the same unto the Buyer, its successors and assigns for its and their own use and benefit forever.

IN WITNESS WHEREOF, the Seller has executed this instrument as of the Closing Date of September 30, 2011.

REDPOINT BIO CORPORATION

By:
Name:
Title:

Schedule A to Bill of Sale

All of the assets, properties, interest, and rights of the Seller in the Seller’s novel strategy to identify substances that may be effective as taste modulators, including Microtiter Operant Gustometer (MOG) technology (the “Technology”). In addition, and without limiting the foregoing, the Seller agrees to sell, assign, and transfer to the Buyer, and the Buyer agrees to purchase the following (the “Assets”):

a)	Intellectual Property, consisting of:

i)	Two (2) U.S. patent applications (11/275,059, 12/071,151 and related foreign patent filings/application and all related technology;

ii)	Trade Mark: “We make sense of taste” and all related rights;

iii)	All know-how and trade secrets relating to the Technology; and

iv)	All other intellectual property relating to the Technology;

b)	Contracts, and all related rights and any work in progress, with:

i)	Merisant (excluding the $25,000 deposit received by the Seller from Merisant); and

ii)	Medisyn Technologies (excluding the $50,000 deposit recently received by the Seller from Medisyn);

c)	Customer prospects and related lists, telephone numbers and contacts (and related business development and marketing materials) relating to the Technology;

d)	Office tenancy at Korman Research Pavillion/Albert Einstein in Philadelphia (subject to review of lease documents), including related office telephone numbers;

e)	Equipment, consisting of:

i)	9 MOGs;
ii)	4 mouse operant chambers;
iii)	1 Matrix PlateMate 2x3;
iv)	1 Sartorius balance;
v)	6 computers, together with all software and data residing thereon (consisting of 2 laptops and 4 desktop work stations);
vi)	1 HP color laser jet printer;

vii)	1 HP printer/fax/scanner/copier;
viii)	4 steel shelving racks;
ix)	2 stainless steel procedure tables; and
x)	3 Servers, together with all software and data residing thereon, including Oracle database server;

f)	Cheminformatics assets, consisting of:

i)	Database for sweet and unami compounds and related files, documents, notebooks and other information resulting from cheminformatics searches performed by the Seller prior to the Closing; and

ii)	Software, scripts and protocols used to perform cheminformatics operations;

g)	Compounds, consisting of:

(1)	GRAS-like library, consisting of ~9,000 compounds;
(2)	Natural product library, comprised of compounds from IBS and Analyticon, consisting of ~400 compounds;

h)	Any inventory of supplies relating to the Technology;

i)	Documents, files and records containing technical support and other information relating to the operation of the Technology;

j)	All other properties (tangible and intangible), assets and information necessary or used to conduct the Technology.